Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 9, 2017 except with respect to our opinion on the consolidated financial statements insofar as it relates to the Reclassification of Class A common stock and stock split described in Notes 20 and 21, as to which the date is September 25, 2017, relating to the financial statements and financial statement schedule, which appears in PQ Group Holdings Inc.’s Registration Statement on Form S-1 (No. 333-218650).

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 2, 2017